Exhibit 10.2

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made as of the 24th day of April, 2007, by and between Musk Ox Properties, L.P., a Nevada limited partnership (“Landlord”) and Outdoor Channel Holdings, Inc., a Delaware corporation (“Tenant”), with reference to the following facts and objectives:

RECITALS

A.                                   Landlord and Tenant entered into that certain Lease, dated as of January 1, 2006, pertaining to approximately 32,777 square feet comprising the entire building (the “Building”) located at 43445 Business Park Drive, Temecula, California (the “Original Premises”).

B.                                     Tenant, The Gold Business, LLC, a California limited liability company (“Buyer”) and the Gold Prospectors’ Association of America, Inc., a California corporation, have entered into that certain Purchase Agreement dated as of the date hereof whereby Tenant has agreed to sell to Buyer and Buyer has agreed to purchase from Tenant the Gold Business (as defined in the Purchase Agreement).

C.                                     In connection with the transactions contemplated by the Purchase Agreement, Buyer desires to Lease directly from Landlord and Landlord desires to lease directly to Buyer a portion of the Original Premises consisting of approximately 13,663 square feet of space comprising Suites 111 – 116 and the first floor of Suites 100 and 102 (the “Gold Premises”).

D.                                    Landlord and Tenant desire to amend the Lease (i) to surrender and remove the Gold Premises therefrom such that Tenant shall thereafter lease from Landlord only the portion of the Building consisting of approximately 19,114 square feet of space as shown on Exhibit A attached hereto (the “Modified Premises”) and (ii) enter into certain related agreements and modifications as more particularly described below.

AGREEMENT

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       Effective Date.  The terms of this Amendment shall be effective on April 24, 2007.

2.                                       Surrender of Gold Premises.

(a)                                  Effective as of the Effective Date, the Lease is hereby terminated with respect to the Gold Premises only.  On the Effective Date, Landlord and Tenant are hereby fully and unconditionally released and discharged from each and every claim, action, cause of action, obligation, cost, demand and liability of every type and nature, known and unknown, arising from or connected with the Lease with respect to the Gold Premises and Tenant’s occupancy of the Gold Premises.  In connection with the foregoing, each of the parties expressly waives the provisions of California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

(b)                                 Landlord hereby acknowledges that the Gold Premises are currently occupied and shall continue to be occupied by employees of Buyer, and, accordingly, Landlord hereby agrees to accept the Gold Premises in their condition as of the date hereof.

3.                                       Premises.

(a)                                  Section 1 of the Lease shall be deleted in its entirety and replaced with the following:

Premises.  Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon the terms and conditions set forth herein, approximately 19,114 square feet of space as shown on Exhibit A located in the building (the “Building”) commonly known as 43445 Business Park Drive, Temecula, CA 92590 (the “Premises”).  Landlord further grants to Tenant the non-exclusive right to use all Common Areas in the Project.  As used in this Lease, (i) the term “Project” shall mean all of that certain real property, the building and other improvements commonly known as 43445 Business Park Drive, Temecula, CA 92590, (ii) the term “Common Areas” shall mean all areas and facilities within the Project that are not designated by Landlord for the exclusive use of Tenant or any other lessee or other occupant of the Project, including the parking areas, access and perimeter roads, pedestrian sidewalks, landscaped areas, trash enclosures, recreation areas and the like and (iii) the term “Tenant’s Share” shall mean the percentage obtained by dividing the square feet of the Premises at the time of calculation by the square feet of the Building at the time of calculation, which is approximately 32,777 square feet, and multiplying such quotient by 100.  Tenant’s Share is currently calculated as 58.3%.

(b)                                 Exhibit A attached to this Amendment is hereby deemed to be attached as Exhibit A to the Lease.

4.                                       Rent.  Schedule 1 of the Lease is hereby deleted in its entirety and replaced with the following:

PERIOD	MONTHLY RENT
2006	$29,105.98
1/1/2007 – 4/23/2007	$29,979.16	*
4/24/2007 – 12/31/2007	$17,477.85	*
2008	$18,002.18
2009	$18,542.25
2010	$19,098.51
2011	$19,671.47
2012	$20,261.62
2013	$20,869.46

2014	$21,495.55
2015	$22,140.42
2016	$22,804.63
2017	$23,488.77
2018	$24,193.43
2019	$24,919.23
2020	$25,666.81

*                                         Monthly rent to be prorated based on the actual number of days in the calendar month.

5.                                       Parking.  Section 26 of the Lease is hereby deleted in its entirety and replaced with the following:

Parking.  Tenant shall have the right to use throughout the Term, Tenant’s Share of the parking spaces in the parking lots in the Project.

6.                                       Other Modifications.

(a)                                  The term “Premises” in the third sentence of Section 10 of the Lease is hereby deleted and replaced with the term “Project.”

(b)                                 Each instance of the term “Premises” in Sections 13 and Section 14 of the Lease is hereby deleted and replaced with the phrase “Premises and the Building”.

7.                                       Demising.  Landlord hereby agrees to change the locks and/or modify the access code for the locks on such access doors in the Building as may be necessary so as to prevent access from the Gold Premises to the Modified Premises.

8.                                       Miscellaneous.  This Amendment, together with the Lease, constitutes the entire agreement between Landlord and Tenant regarding the Lease and the subject matter contained herein and supersedes any and all prior and/or contemporaneous oral or written negotiations, agreements or understandings.  This Amendment shall be binding upon and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and assigns.  No subsequent change or addition to this Amendment shall be binding unless in writing and duly executed by both Landlord and Tenant.  Except as specifically amended hereby, all of the terms and conditions of the Lease are and shall remain in full force and effect and are hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties have executed this Amendment, by their duly authorized signatories, as of the day and year first above written.

LANDLORD:		TENANT:

MUSK OX PROPERTIES, L.P., a Nevada limited partnership		OUTDOOR CHANNEL HOLDINGS, INC., a Delaware corporation

By:	/s/ Perry T. Massie	By:	/s/ Thomas E. Hornish

Name:	Perry T. Massie	Name:	Thomas E. Hornish

Title:	General Partner	Title:	COO

EXHIBIT A

PREMISES